Exhibit 21.1

Subsidiaries

NAME OF SUBSIDIARY	JURISDICTION OF FORMATION
Marlin Leasing Corporation	Delaware
AssuranceOne, Ltd.	Bermuda
Marlin Business Bank	Utah
Marlin Capital Conduit, LLC	Delaware
Marlin Receivables 2018-1 LLC	Delaware
Admiral Financial Corp.	New Jersey